_________________________________________________________________

FIRST AMENDMENT

TO THE

LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,
CASTLE BRANDS (USA) CORP.

AND

KELTIC FINANCIAL PARTNERS II, LP

DATED AS OF AUGUST 19, 2011

Effective Date: July 23, 2012

FIRST AMENDMENT LOAN AND SECURITY AGREEMENT

RECITALS:

CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”) and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”) and KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership (“Lender”), are parties to a Loan and Security Agreement dated as of August 19, 2011 (the “Credit Agreement”), in connection with which Borrower delivered a Revolving Credit Note dated August 19, 2011 in a maximum principal amount of $5,000,000 (the “Revolving Credit Note”), and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Pursuant to the terms of the Loan Documents, Lender has extended a “Revolving Credit” to Borrower in a maximum principal amount of $5,000,000. Borrower has requested that Lender increase the principal amount of the Revolving Credit by $2,000,000, with a resulting maximum principal amount of $7,000,000. Upon the terms and conditions contained in this Amendment Lender has agreed to consent to amend the Credit Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Revolving Credit. The first sentence of Section 2.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement and as long as no Default or Event of Default then exists, on Borrower’s request prior to the Revolving Credit Termination Date Lender shall lend to Borrower under a revolving credit facility (the “Revolving Credit”) a principal sum (the “Borrowing Capacity”) equal to the lesser of (a) SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00) (the “Revolving Credit Limit”), or (b) the Borrowing Base.”

3. EBITDA Covenant. Section 8.19 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“8.19. EBITDA. Permit EBITDA as of and for:

(a) The twelve (12) consecutive calendar month period ending on June 30, 2012, to be a negative number greater than negative Two Million Two Hundred Thousand and 00/100 Dollars (-$2,200,000.00); and

(b) The twelve (12) consecutive calendar month period ending on September 30, 2012, to be a negative number greater than negative Two Million and 00/100 Dollars (-$2,000,000.00); and

(c) The twelve (12) consecutive calendar month period ending on December 31, 2012, to be a negative number greater than negative One Million Five Hundred Thousand and 00/100 Dollars (-$1,500,000.00); and

(d) The twelve (12) consecutive calendar month period ending on March 31, 2013, to be a negative number greater than negative One Million and 00/100 Dollars (-$1,000,000.00); and

(e) The twelve (12) consecutive calendar month period ending on June 30, 2013, to be a negative number greater than negative Five Hundred Thousand and 00/100 Dollars (-$500,000.00); and

(f) The twelve (12) consecutive calendar month period ending on September 30, 2013, to be less than Zero and 00/100 Dollars ($0.00); and

(g) The twelve (12) consecutive calendar month period ending on December 31, 2013, to be less than Five Hundred Thousand and 00/100 Dollars ($500,000.00); and

(h) The twelve (12) consecutive calendar month period ending on March 31, 2014, to be less than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).”

4. Borrowing Base. Paragraph (b) of the definition of “Borrowing Base” contained in the Definitions Schedule shall be deleted in its entirety and replaced with the following:

“(b) the least of (i) fifty percent (50.0%) of the Value of Eligible Inventory at such time provided, however, for purposes of determining the Borrowing Base at any time in no event shall the Value of Eligible In-Transit Inventory at any time exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), (ii) Three Million and 00/100 Dollars ($3,000,000.00), and (iii) sixty percent (60.0%) of the Borrowing Capacity at such time, less;”

5. Eligible In-Transit Inventory. A new definition is hereby added to the Definitions Schedule immediately prior to the definition of “Eligible Inventory” to read as follows:

“Eligible In-Transit Inventory” means In-Transit Inventory meeting all applicable requirements for “Eligible Inventory” as defined below.”

6. Eligible Inventory. Paragraph (f) of the definition of “Eligible Inventory” is hereby deleted in its entirety and replaced with the following:

“(f) the Inventory is subject to Borrower’s contract or sole possession and (i) is located in Borrower’s facilities owned by Borrower as described on the Disclosure Schedule or (ii) if located at a facility that is not owned by Borrower and is described on the Disclosure Schedule, the landlord, warehouseman or bailee of such location has delivered a waiver in form and substance acceptable to Lender in Lender’s sole discretion, including for purposes hereof, for each bailee located in the States of Washington, Oregon, Idaho, Montana, Wyoming, Utah, , Iowa, Michigan, Maine, New Hampshire, Vermont, Pennsylvania, Ohio, West Virginia, Virginia, Maryland, North Carolina, Mississippi or Alabama, or any other State that enacts legislation similar to the “Alcohol Control Board” statutes of any of the foregoing after the date of this Agreement, a Bailment Acknowledgment substantially in the form of Exhibit F, or (iii) if being shipped or otherwise transported to Borrower from a point of origin within the continental United States (A) such Inventory has been shipped in a manner (e.g., FOB, FAS, CIF or otherwise) satisfactory to Lender in Lender’s discretion, (B) has satisfied all applicable Federal, State and local regulatory requirements (including, to the extent applicable, documentation and inspection requirements), (C) is covered by Borrower’s then-current insurance policy(-ies) against damage and risk of loss, and (D) Borrower has delivered to Lender an executed Customs Broker or Customs Agency agreement, in form and content reasonably acceptable to Lender, covering the Inventory being shipped or transported, (iv) if being shipped or otherwise transported to Borrower from a point of origin outside of the continental United States, (A) such Inventory has been shipped in a manner (e.g., FOB, FAS, CIF or otherwise) and to such location or port of entry satisfactory to Lender in Lender’s sole discretion, (B) has satisfied all applicable Federal, State and local customs and importation requirements (including, to the extent applicable, documentation and inspection requirements), (C) has not been seized or rejected, in whole or in part, by any Federal, state or local governmental agency or authority having jurisdiction over the importation of goods or materials, (D) has not been forfeited, in whole or in part, by Borrower, and (E) Borrower has delivered to Lender an executed Customs Broker or Customs Agency agreement, in form and content reasonably acceptable to Lender, covering the Inventory being shipped or transported.”

7. Exhibit F. A new Exhibit F is hereby added to the Credit Agreement in the form of Exhibit F attached hereto.

8. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Credit Agreement described above, and pursuant to Sections 3.4 and 10.9 of the Credit Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Revolving Credit Limit in the amount of Forty Thousand and 00/100 Dollars ($40,000.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Agreement. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 8, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

9. Effective Date. This Amendment shall be effective as of July 23, 2012.

10. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Credit Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Credit Agreement or any or any other Loan Document. From and after the effective date of this Amendment, whenever the Credit Agreement is referred to in the Credit Agreement or in any of the other Loan Documents, it shall be deemed to mean the Credit Agreement as modified by this Amendment.

11. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Credit Agreement, the Revolving Credit Note and each Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

12. No Other Events of Default. Borrower hereby represents and warrants that upon giving effect to the terms and provisions of this Amendment no default or Event of Default shall have occurred and be continuing under the terms of the Credit Agreement.

13. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

14. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

KELTIC FINANCIAL PARTNERS II, LP
By: Keltic Financial Services, LLC, its general partner

By: /s/ John P. Reilly
Name: John P. Reilly
Its: CEO and President

Date: July 23, 2012

BORROWER:

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small

Name:	Alfred J. Small

Its:	SVP & CFO

Date:	July 23, 2012

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small

Name:	Alfred J. Small

Its:	SVP & CFO

Date:	July 23, 2012

EXHIBIT F: CONTROL STATE BAILMENT AGREEMENT

[Date]

[State Distribution Center]
[Address]
[Address]
[Address]

Re: CASTLE BRANDS, INC. and CASTLE BRANDS (USA) CORP.

Ladies and Gentlemen:

Pursuant to the terms of a Loan and Security Agreement between Keltic Financial Partners II, LP (“Lender”), Castle Brands Inc. and Castle Brands (USA) Corp. (together, “Borrower”), Borrower has granted to Lender a security interest in the inventory consisting of the brands of alcoholic beverages owned by Borrower as set forth on Schedule A attached hereto (the “Merchandise”). We understand that from time to time the Merchandise is delivered to you for storage pending your shipment to various State liquor stores, agencies or licensed retailers. Borrower has engaged      (“Distributor”) to distribute the Merchandise in your State.

The purpose of this letter is to notify you (a) of our security interest and (b) that with respect to all Merchandise and unless and until payment has been remitted to Distributor in respect to such Merchandise, you are acting as bailee for our benefit. Until you are notified to the contrary by Lender, however, you may continue to accept instructions from Distributor regarding the Merchandise.

In order to complete our records, kindly have a duplicate of this letter signed by your authorized representative and return same to us at your earliest convenience in the self-addressed stamped envelope enclosed. You will note that this notification has been consented to by both Distributor and Borrower.

Also note that we anticipate that the description of the Merchandise contained in Schedule A may need to be amended from time to time. The signature of your authorized representative shall serve as your acknowledgement that, upon receipt of an updated schedule, all Merchandise described in the updated schedule shall be subject to the notice given in this letter.

Your anticipated assistance is much appreciated. If you have any questions, please feel free to contact us at (914) 921-3555,

Very truly yours,

KELTIC FINANCIAL PARTNERS II, LP

By: Keltic Financial Services, LLC, its

general partner

By:

Its:

AGREED AND ACCEPTED
THIS        DAY OF       ,

[NAME OF STATE DISTRIBUTION CENTER]

By:

Name:

Its:

SCHEDULE A: CASTLE BRANDS MERCHANDISE